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                                                                EXHIBIT 99(c)(2)

               [GLOBAL INDUSTRIAL TECHNOLOGIES, INC. LETTERHEAD}


                                                  December 12, 1997


A.P. Green Industries, Inc.
Green Boulevard
Mexico, Missouri  65265

Attention:    Mr. Paul F. Hummer, Chairman, President
              and Chief Executive Officer

Gentlemen:

In connection with the consideration by A.P. Green Industries, Inc. ("Green") and Global Industrial Technologies, Inc. ("Global") of a possible business combination transaction (a "Transaction") between Green and Global involving Green and the refractories business of Global conducted by Harbison-Walker Refractories Company ("H-W"), a wholly owned subsidiary of Global, Global is prepared to make available to Green, and it is our understanding that Green is prepared to make available to Global, certain information concerning the business, financial condition, operations, assets and liabilities of H-W and Green, respectively (herein collectively referred to, and further defined below, as the "Evaluation Material"). The purpose of this letter agreement is to set forth the understanding of Global and Green (the "Parties") with respect to the conditions upon which Evaluation Material will be furnished by each to the other, including their agreement to treat any Evaluation Material (whether prepared by the Parties, their advisors or otherwise and irrespective of the form of communication) which has been or will be furnished by or on behalf of the Parties after the date hereof in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term "Evaluation Material" shall be deemed to include all data, reports, interpretations, forecasts and records, financial or otherwise, reflecting information and concerning Green and H-W which is not available to the general public and which the Parties, their affiliates or any of their respective directors, partners, officers, employees, agents or advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") provide to each other as well as all notes, analyses, compilations, studies, interpretations or other documents prepared by the Parties or their Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Parties or their Representatives pursuant hereto. The term "Evaluation Material" does not include information which (1) is or becomes generally available to the public other than as a result of a disclosure by a Party or its Representatives in violation hereof, (2) was within the possession of a Party or its Representatives prior to its being furnished to such Party by the other Party or any Representative of the other Party pursuant hereto, provided that the source of such information was not known by the Party claiming
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such information is not Evaluation Material to be bound by a confidentiality agreement with or other direct or indirect contractual, legal or fiduciary obligation of confidentiality to the other Party or its Representatives with respect to such information, or (3) becomes available to the Party to which such information was furnished under this letter agreement on a non-confidential basis from a sourse other than the other Party or any Representative of the other Party, provided that such source is not known by the Party claiming such information is not Evaluation Material to be bound to the other Party or its Representatives by a confidentiality agreement or other direct or indirect contractual, legal or fiduciary obligation with respect to such information, or
(4) is demonstrated, to the reasonable satisfaction of the Party that furnished such information, to have been developed by the other Party or its Representatives independently from the Evaluation Material.

The Parties hereby agree that, for a period of three years after the date hereof, they and their Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible Transaction, the Evaluation Material will be kept confidential, and they and their Representatives will not disclose any of the Evaluation Material to any person in any manner whatsoever; provided, however, that (1) either Party may make any disclosure of such information to which the other Party gives its prior written consent and (2) any of such information may be disclosed to those Representatives of a Party who need to know such information for the sole purpose of evaluating a possible Transaction, who agree to keep such information confidential, and who agree to be bound by the terms hereof to the same extent as if they were parties hereto. Notwithstanding the foregoing, unless and until the Parties reach an agreement in principle regarding a Transaction, and subject to the following paragraph and the first full paragraph on page 3, the Parties agree that (1) the Evaluation Material, (2) the fact that Evaluation Material has been furnished hereunder, and (3) the fact that discussions are taking place and may take place in the future between the Parties and their Representatives regarding a Transaction, will only be disclosed by the Parties or their Representatives to those corporate officers and other corporate employees of the Parties, and, in the case of Global, also to those corporate officers and other corporate employees of H-W, to whom such disclosure is necessary in order for the Parties to initially evaluate a Transaction and discuss terms for an agreement in principle. The Parties shall instruct such officers and employees to make no further disclosure thereof and shall inform them of restrictions imposed by applicable laws upon the disclosure and use of Evaluation Material. In any event, each Party shall be responsible for the breach of this letter agreement by any of its Representatives and agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.
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In addition, unless they have previously agreed in writing to the contrary, the
Parties and their Representatives will not disclose to any other person (1) that they have furnished Evaluation Material to each other, (2) that discussions or negotiations have taken place or will take place concerning a possible Transaction, or (3) any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the written opinion of counsel to the Party desiring to make such disclosure, a copy of which opinion shall be delivered to the other Party, such disclosure is required by law or stock exchange rule or regulation and then only with as much prior written notice to the other Party as is practicable under the circumstances. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any individual, corporation, partnership, group, or other entity.

Until the discussions contemplated by this letter agreement have been terminated, Green, on the one hand, and Global, on the other, shall not make any contract with any directors, officers, employees, advisors, customers, suppliers, lenders or subcontractors of the other Party (other than in the ordinary course of business) without the express written consent of such other Party. Each Party shall, as soon as possible after the date hereof, designate one or more persons to whom contact may be made. All communications regarding the proposed Transaction, requests for additional information, and discussions or questions regarding procedures, will be submitted or directed only to those the person so designated for such purpose.

In the event that a Party or its Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, that Party shall provide the other Party with prompt written notice of any such request or requirement. In such event the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, the Party which has received such request or is subject to such requirement and its Representatives are nonetheless, in the written opinion of counsel to such Party, a copy of which opinion shall be delivered to the other Party, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, it or its Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which it has been advised by such counsel that it is legally required to disclose, provided that such Party, at the expense of the other Party, exercises commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal. Such efforts shall be at the expense of the other Party
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if disclosure to such tribunal was not caused by or resulted from a previous disclosure by the Party (or its Representatives) that received such request or became subject to such requirement which was not permitted by this letter agreement.

If either Party decides that it does not wish to participate in a Transaction, it will promptly inform the other Party of that decision. In that case, or at any time upon the request of either Party for any reason or for no reason, each Party will promptly deliver to the other Party all documents (and all copies thereof) furnished to it or its Representatives by or on behalf of the other Party pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by the Parties or their Representatives shall be immediately destroyed and no copy thereof shall be retained (except as may be required by regulatory authorities to which you are subject). Notwithstanding the return or the destruction of the Evaluation Material, the Parties and their Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder for a period of three years after the date hereof.

In consideration of the Evaluation Material being furnished, the Parties hereby agree that, for a period of two years from the date hereof, neither of them will, nor will any of their affiliates (including H-W), solicit to employ officers or other employees of the other, or any of the other's affiliates (including H-W), with whom it, its affiliates or its Representatives have had contact, or who were specifically identified to it or its Representatives during the period of its investigation of the Company, so long as they are employed by the other Party or any of the other Party's affiliates (including H-W), without obtaining the prior written consent of the other Party, provided that either Party or its affiliates may make general solicitations of employment not directed to the other Party, its affiliates or its employees.

The parties understand and acknowledge that the stock of Green and Global is publicly-held. Green warrants to Global that it does not own, directly or indirectly, any of the capital stock of Global nor does it own any option, warrant or right to acquire any such stock. Global warrants to Green that it does not own, directly or indirectly, any of the capital stock of Green nor does it own any option, warrant or right to acquire any such stock. For a period of eighteen (18) months from the date hereof, Green agrees that it will not, directly or indirectly, by purchase or otherwise, through subsidiaries or associates, acquire, offer to acquire, or agree to acquire ownership of or warrants or options covering any common shares of Global without the prior written approval of Global. For a period of eighteen (18) months from the date hereof, Global agrees that it will not, directly or indirectly, by purchase or otherwise, through subsidiaries or associates, acquire, offer to acquire, or agree to acquire ownership of or warrants or options covering any common shares of Green without the prior written approval of Green.
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The Parties understand and acknowledge that no representation or warranty, express or implied, is made or shall be deemed to have been made as to the accuracy or completeness of any Evaluation Material furnished to them. The Parties agree that neither of them shall have any liability to the other or to any Representatives of the other relating to or resulting from the use of Evaluation Material except as may be set forth in a final definitive agreement. Only those representations or warranties which are made in a final definitive agreement regarding a Transaction, when, as and if executed and delivered by the parties, and subject to such limitations and restrictions as may be specified therein (the "definitive agreement"), will have any legal effect. In particular, but without prejudice to the generality of the foregoing, no representation or warranty is given or shall be deemed to have been given as to the achievement or reasonableness of any projections, management estimates, prospects or returns contained in the Evaluation Material. The Parties also understand and acknowledge that the Evaluation Material does not purport to contain all the information that may be required to evaluate a Transaction and that they should conduct their own independent analysis of the Green and H-W, as the case may be, and of the data contained in the Evaluation Material. Furthermore, the Parties understand and acknowledge that the definitive agreement will provide that neither of them have not relied on or been induced to enter into such definitive agreement by any representation, warranty, promise or assurance save as may be expressly set out in such definitive agreement and subject to such limitations and restrictions as may be specified therein, and, unless and to the extent provided to the contrary in a definitive agreement, that any information provided to either of them that is subject to this letter agreement which is inconsistent with any representation or warranty shall be deemed an exception thereto.

The Parties agree that unless and until they have both executed and exchanged a final definitive agreement providing for a Transaction, neither of them will be under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise by virtue of this letter agreement, except the matters specifically agreed to herein. The Parties further acknowledge and agree that each of them reserves the right, in its sole discretion, to reject any and all proposals made by the other, or the other's affiliates or Representatives with regard to a Transaction, and to terminate discussions and negotiations with the other at any time for any reason or no reason.

It is understood and agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
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It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either Party or any of its Representatives and that each Party shall be entitled to equitable relief; including injunction and specific performance, as a remedy for any such breach and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the Parties and H-W.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.

Please confirm the agreement of Green with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company as to the matters specifically agreed to herein.

                                     Very truly yours,

                                     Global Industrial Technologies, Inc.



                                     J.L. Jackson, Chairman of the Board,
                                     President and Chief Executive Officer

Accepted and agreed as of
the date first above written

A.P. Green Industries, Inc.



Paul F. Hummer, Chairman of the Board,
President and Chief Executive Officer